UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2008

CHECKPOINT SYSTEMS, INC.
(Exact name of Registrant as specified in its Articles of Incorporation)

Pennsylvania	22-1895850
(State of Incorporation)	(IRS Employer Identification No.)

101 Wolf Drive, PO Box 188, Thorofare, New Jersey	08086
(Address of principal executive offices)	(Zip Code)

856-848-1800
(Registrant’s telephone number, including area code)
N/A

 (Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
      240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
      240.13e-4(c))

Item 5.02                      Departure of Principal Officer

On May 29, 2008, John E. Davies, Jr. (President, Labels Solutions) and the Company agreed that Mr. Davies will leave the Company on June 29, 2008 to pursue other employment opportunities.   Mr. Davies severance did not result from any disagreement with the Company.   The Company will comply with its contractual obligations related to termination of employment under the Company’s Termination Policy for Executives.

In connection with Mr. Davies' departure, on May 29, 2008 the Company and Mr. Davies entered into a Confidential Termination Agreement and Release (the "Agreement").  The Agreement reflects Mr. Davies' June 29, 2008 date of termination.  Pursuant to the Agreement, Mr. Davies is entitled to receive all unused earned vacation pay, severance benefits and consulting fees for at least 20 hours per week through December 31, 2008, as described further below.  The severance benefits include 24 months of salary totaling $606,770, outplacement costs for up to six months and a continuation of medical and dental benefits at the same cost charged to employees of the Company for a period of 18 months following termination.  In addition, pursuant to the consulting terms in the Agreement, Mr. Davies is guaranteed consulting fees for at least 20 hours per week at $150.00 per hour through December 31, 2008, regardless of whether any work is performed during that period.  In the event that he performs consulting services in excess of 20 hours per week, he shall continue to be compensated at his hourly rate.  The consulting terms provide that Mr. Davies shall be an independent contractor.  The Company agrees to indemnify Mr. Davies for any act connected to his performance of consulting services.  Pursuant to a covenant not to compete, during the severance payment period of 24 months following the termination date, Mr. Davies may not compete with the Company, solicit any business from any present client of the Company, solicit or hire any employee of the consultant who is employed or has been employed within the past 12 months by the Company or disclose any confidential matters of the Company.

                                                                       Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Checkpoint Systems, Inc.

Date: June 3, 2008	By:	/s/ John R. Van Zile
Name: John R. Van Zile
Title: Senior Vice President, General Counsel and Secretary